Exhibit 10.3

*THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

NATURAL GAS LIQUIDS FRACTIONATION, EXCHANGE AND MARKETING

AGREEMENT

(Bluestone)

This Natural Gas Liquids Fractionation, Exchange and Marketing Agreement (Bluestone) (this “Agreement”) is made and entered into this 22nd day of August, 2014 by and between MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C., a Delaware limited liability company (“MarkWest”), and R.E. GAS DEVELOPMENT, LLC, a Delaware limited liability company (“Rex”), and solely for purposes of Section 8 of the body of this Agreement: REX ENERGY CORPORATION, a Delaware corporation (“Producer Guarantor”). Rex may be referred to herein as “Producer” and MarkWest and Rex may be referred to herein individually as a “Party” and collectively as the “Parties.”

In consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Producer and MarkWest agree as follows:

Section 1. Scope of Agreement and General Terms and Conditions.

A. Producer and MarkWest’s Affiliate, MarkWest Liberty Bluestone, L.L.C. (“MW Bluestone”), are parties to that certain Amended and Restated Gas Gathering, Compression and Processing Agreement, dated as of the date hereof (as amended or restated, the “Bluestone Processing Agreement”). Under the Bluestone Processing Agreement, Raw Make that is allocated to Producer will be made available at the Bluestone Processing Plant.

B. Commencing on the Effective Date, Producer agrees to deliver, or cause to be delivered, the Raw Make to MarkWest at the Receipt Point as further described below in Section 4, and MarkWest agrees to receive and take title to the Raw Make committed to MarkWest pursuant to Section 4 of this Agreement at the Receipt Point, exchange such Raw Make for Fractionated Products and, except for Fractionated Products taken in kind by Producer pursuant to Section 5.B. or Section 5.C. of this Agreement, market such Fractionated Products, in each case in accordance with the terms of this Agreement, including the General Terms and Conditions attached hereto (the “General Terms and Conditions” or “GTCs”).

C. This Agreement incorporates and is subject to all of the GTCs attached hereto as Exhibit A, together with any other Exhibits attached hereto. Capitalized terms used but not defined in the body of this Agreement shall have the meaning ascribed to them in the GTCs.

Section 2. Effective Date. This Agreement shall be binding as of the date set forth above (the “Effective Date”). Subject to the remaining provisions of this Agreement, MarkWest’s obligations to provide services hereunder as of and after the Effective Date shall be based upon the portion of the Fractionation Plant that is installed and in-service from time to time and, except as otherwise expressly set forth herein, fees shall not be charged to Producer hereunder with respect to services that cannot be provided until the applicable facilities are installed and in-service.

Section 3. Term. This Agreement shall remain in full force and effect from the date hereof through and until the termination or expiration of the Bluestone Processing Agreement (the “Term”).

Section 4. Supply and Other Commitments.

A. Commencing on the Effective Date and continuing for the Term of this Agreement, Producer hereby commits and agrees to cause to be delivered to MarkWest at the Receipt Point all of Producer’s Raw Make allocated to Producer under the Bluestone Processing Agreement.

B. MarkWest or one or more of its Affiliates has made or will make available to Producer and shall operate, at MarkWest’s or its Affiliates’ expense:

i. a purity ethane pipeline of [REDACTED]* capacity running from the Bluestone Processing Plant to the Mariner West Pipeline (such pipeline, the “Bluestone Ethane Pipeline”);

ii. depropanization and debutanization facilities at or near the Bluestone Processing Plant designed to recover [REDACTED]*; and

iii. truck and rail loading facilities at the Bluestone Processing Plant for Raw Make and Fractionated Products consisting of propane and heavier components.

C. During any period in which capacity of the Bluestone Fractionation Plant is constrained for any reason, MarkWest shall arrange for and schedule deliveries of Producer’s Raw Make (consisting of all propane and heavier components) that could not be fractionated at the Bluestone Fractionation Plant during such period to the Houston Fractionation Plant or to any other part of the Fractionation Plant or to any third party fractionation plant by truck or otherwise. [REDACTED]*

D. Following the Ethane Service Commencement Date, MarkWest will exchange Raw Make consisting of ethane delivered at the Receipt Point for Fractionated Products consisting of ethane as further set forth in this Agreement. With respect to the recovery of ethane after the Ethane Service Commencement Date:

i. Subject to and in accordance with the provisions of this Agreement, MarkWest shall recover from Producer’s Gas during each Delivery Month (as defined below), and will construct deethanization facilities at or near the Bluestone Processing Plant capable of recovering a minimum of an average volume of ethane per day as reflected on Exhibit C attached hereto.

ii. On and after the Ethane Service Commencement Date, subject to the terms of this Section 4.D., MarkWest shall deliver purity ethane to Producer (or for Producer’s account) at the Delivery Point(s) designated by Producer in its Ethane Nomination (as defined below) and Producer shall take such ethane in kind at such point and market such ethane on its own behalf pursuant to this Agreement. From and after the Ethane Service Commencement Date, at least two (2) Business Days before the date on which the earliest of the Downstream Ethane Pipeline(s) that Producer desires to deliver to requires monthly nominations to be submitted (such initial month or partial month and each such subsequent month or partial month, a “Delivery Month”), Producer shall provide written notice to MarkWest of the average daily volume of ethane in barrels per day that Producer desires to be recovered (other than ethane sold as propane) and delivered at the Delivery Point(s) during the Delivery Month, subject to and consistent with the provisions of this Section 4.D. (each such nomination, as may be modified pursuant to the following terms of this Section 4.D., an “Ethane Nomination”).

iii. Except to the extent otherwise provided in Section 4.D.iv. (with respect to volumes of ethane that Producer desires MarkWest to recover on an interruptible, space available basis and Ethane Nominations made by Producer that include such interruptible volumes); Section 4.D.v. (relating to MarkWest’s right to reduce any Ethane Nomination that exceeds the Maximum Ethane Recovery Rate (as defined below))[REDACTED]*

iv. The recovery of any volumes of ethane in excess of Producer’s Ethane Volume or the volume set forth in Section 4.D.viii., as applicable, will be on an interruptible, space available basis. [REDACTED]*

v. [REDACTED]*

vi. All nominations must be confirmed by MarkWest; provided that, subject to the terms of this Section 4.D., any Ethane Nomination that MarkWest has not confirmed or rejected within one (1) Business Day after Producer has informed MarkWest that such Ethane Nomination has been submitted shall be deemed confirmed by MarkWest under this Agreement. Subject in each case to the provisions of this Section 4.D., if Producer fails to deliver an Ethane Nomination within the time required in Section 4.D.ii., then Producer shall be deemed to have delivered an Ethane Nomination equal to the amount set forth in the Ethane Nomination submitted or deemed submitted by Producer for the immediately preceding Delivery Month, except that if this occurs during the first Delivery Month, the Ethane Nomination for the first Delivery Month will be deemed to equal Producer’s Ethane Volume.

vii. [REDACTED]*

viii. [REDACTED]*

ix. [REDACTED]*

a. [REDACTED]*

b. Notwithstanding any provision in this Agreement to the contrary, MarkWest shall have no obligation to construct or install deethanization facilities having an aggregate capacity in excess of [REDACTED]* barrels per day.

x. [REDACTED]*

xi. The Parties acknowledge and agree that the amount of ethane delivered at the Delivery Point will be subject to a variety of factors, including, without limitation, the composition and volume of Producer’s Gas, Producer’s then current Ethane Nomination, and the Maximum Ethane Recovery Rate. The Parties also acknowledge and agree that the Bluestone Processing Plant and the Bluestone Fractionation Plant are multi-customer facilities. As a result, in order to attempt to meet Producer’s Ethane Nomination and the ethane nominations of the other customers, MarkWest may from time to time recover more or less ethane from and/or allocate more or less ethane to Producer’s Gas relative to Producer’s Ethane Nomination, and consistent with the provisions of this Section 4.D., if MarkWest recovers ethane from Producer’s Gas in excess of Producer’s Ethane Nomination, MarkWest will not be obligated to deliver such excess ethane to Producer under this Agreement but, in consideration for the preceding, Producer shall receive an upward adjustment in the quantity of Residue Gas delivered or allocated to or for Producer’s account based upon the BTU value of the excess ethane not delivered to Producer.

xii. Notwithstanding any provision in this Agreement, the Bluestone Processing Agreement, or any other agreement between the Parties or their Affiliates, (x) MarkWest and its Affiliates shall have no liability or obligation hereunder or thereunder for (i) any failure to recover ethane as a Fractionated Product in the Fractionation Plant or any failure to deliver ethane at the Delivery Point in any Delivery Month, in each case in an amount equal to the Ethane Nomination provided by Producer for such Delivery Month or (ii) any failure to deliver ethane to Producer or for Producer’s account at the applicable Delivery Point at a reasonably uniform rate of flow during such Delivery Month, in each case except to the extent resulting from MarkWest’s or its Affiliates’ failure to use commercially reasonable efforts to recover ethane as set forth in this Section 4.D., and (y) Producer shall accept and take delivery at the applicable Delivery Point in accordance with this Agreement all of the ethane delivered by MarkWest and its Affiliates to Producer or for Producer’s account, even if the amount delivered at such Delivery Point is less than or exceeds Producer’s Ethane Nomination for such Delivery Month.

xiii. In the event of a Force Majeure event preventing or negatively impacting the delivery of Producer’s ethane to any Downstream Ethane Pipeline (and involving the Bluestone Processing Plant, the Fractionation Plant or any facilities downstream thereof including, without limitation, any Downstream Ethane Pipeline), the Parties acknowledge that MarkWest will have the right to take such actions as MarkWest may determine, in its sole discretion, to be reasonably necessary to enable the Bluestone Processing Plant and Fractionation Plant to continue operations (even if in a reduced capacity), which may include, without limitation, adjusting the ethane recovery rate at the Bluestone Processing Plant (and in such event, the Ethane Nomination will be deemed to be modified accordingly) or injecting ethane that has been recovered under this Agreement into residue gas at another processing complex operated by MarkWest or its Affiliates. In the event of any of the foregoing events, MarkWest will promptly notify Producer by phone, email or otherwise as soon as reasonably possible and provide Producer with reasonably detailed information regarding such event. In addition, in the event of any injection of ethane into residue gas at another processing complex as described above, [REDACTED]*.

xiv. If a third party constructs and installs an ethane and heavier (C2+) NGL pipeline that is connected to MarkWest’s or its Affiliates’ facilities and can receive C2+ Raw Make allocated to Producer under this Agreement, then in the event of any Force Majeure event involving the Bluestone Processing Plant, the Fractionation Plant or any facilities downstream thereof (including, without limitation, any Downstream Ethane Pipeline), the Parties acknowledge that MarkWest will have the right to take such actions as MarkWest may determine, in its sole discretion, to be reasonably necessary to enable the Bluestone Processing Plant and the Fractionation Plant to continue operations (even if in a reduced capacity), which may include, without limitation, delivering Producer’s Raw Make into such third party C2+ pipeline. In such event, MarkWest will promptly inform Producer (by email, phone or otherwise) and will use commercially reasonable efforts to minimize the additional costs or expenses that may be incurred as a result thereof.

E. Notwithstanding anything herein to the contrary, the exchange and delivery of ethane (other than ethane sold as propane) under this Agreement after the Ethane Service Commencement Date shall be made as follows:

i. MarkWest shall deliver Producer’s ethane recovered pursuant to the terms of this Agreement [REDACTED]*.

ii. [REDACTED]*

iii. As of the date hereof, the Parties contemplate that Producer will take ethane in kind pursuant to Section 5.C. of this Agreement. To the extent that Producer desires to take ethane in kind by a pipeline other than the Mariner West Pipeline, the Mariner East Pipeline or the Enterprise ATEX Pipeline, the Parties will work together in good faith to mutually agree upon the manner in which any costs to be incurred to connect to such other pipelines will be allocated between the Parties. If the Parties cannot mutually agree upon the allocation of such connection costs, Producer shall have the right, at its sole expense, to construct such facilities as may be necessary to complete the connection of such pipeline to the Fractionation Plant and MarkWest will provide the third party pipeline operator with commercially reasonable access to, and with an easement or similar access right on, the Fractionation Plant site for the point of interconnection, which interconnection shall be at a location mutually agreed upon by MarkWest and the third party pipeline operator. If such interconnection is not located at the Bluestone Fractionation Plant, the Delivery Point for ethane shall remain as set forth in this Agreement.

iv. If the deethanization facilities at the Bluestone Fractionation Plant become unavailable for the deethanization of Producer’s Raw Make for any reason, then MarkWest or its Affiliates shall use its commercially diligent efforts to bring such facilities back into service as soon as reasonably practicable. Producer shall be responsible for the disposition of ethane as described below in Section 5.C.

Section 5. Marketing and Consideration.

A. Commencing on the Effective Date, MarkWest (i) shall exchange Producer’s Raw Make committed in Section 4 above for Fractionated Products based on the volume and composition of Producer’s Raw Make as allocated to Producer under the Bluestone Processing Agreement and deliver such Fractionated Products to Producer or for Producer’s account at the Delivery Point, (ii) shall market, as Producer’s agent, such Fractionated Products in accordance with the terms of this Agreement, other than Fractionated Products (including ethane recovered as a purity Fractionated Product after the Ethane Service Commencement Date) that are taken in kind and marketed by Producer pursuant to Section 5.B. or Section 5.C. of the body of this Agreement and (iii) shall pay Producer, each Accounting Period, [REDACTED]* of the Net Sales Price (as defined herein) for such Fractionated Products that are marketed by MarkWest as Producer’s agent. Producer hereby authorizes and designates MarkWest as its agent for the purpose of marketing, selling and transporting for sale the Fractionated Products, other than Fractionated Products (including ethane recovered as a purity Fractionated Product after the Ethane Service Commencement Date) that are taken in kind and marketed by Producer pursuant to Section 5.B. or Section 5.C. of the body of this Agreement. In addition, Producer hereby authorizes and designates MarkWest as its agent to negotiate, execute and perform one or more agreements for the purpose of delivering ethane for Producer’s account at the Delivery Point(s) designated in Producer’s Ethane Nomination.

i. If at any time the operation of the Fractionation Plant is constrained and MarkWest is unable to fully exchange all of Producer’s Raw Make for Fractionated Products , then any products that do not constitute Fractionated Products will be marketed and sold in accordance with this Agreement and consistent with the provisions governing the marketing and sale of Fractionated Products. [REDACTED]*

ii. MarkWest shall use commercially reasonable efforts to sell Fractionated Products (including any Fractionated Products in storage) under the most favorable terms that MarkWest can obtain, as determined in MarkWest’s judgment and taking into account all relevant factors and considerations, including, without limitation, the reliable operation of the Fractionation Plant and the Bluestone Processing Plant.

iii. As used herein, the “Net Sales Price” per gallon of each individual Fractionated Product exchanged for Raw Make allocated to Producer shall be the weighted average of the net price per gallon received by MarkWest or its Affiliates for the total volume of each individual Fractionated Product sold during the Accounting Period at the Fractionation Plant. The net price per gallon received by MarkWest for Fractionated Products shall be determined for each individual Fractionated Product and shall be based on the average net sales price received by MarkWest for such type of Fractionated Product sold at the Fractionation Plant. To determine the Net Sales Price, there shall be deducted from the actual gross sales price of such Fractionated Products the costs of transportation and tank car rentals (including, without limitation, demurrage), fractionation, third-party marketing fees, offsite storage, taxes (including, without limitation, gross receipts and severance taxes, but excluding MarkWest’s income taxes), and any other actual out of pocket expenses (other than the transportation costs described in Section 4.C. to transport Raw Make) paid by MarkWest or its Affiliates to third parties who are not Affiliates of MarkWest (unless such Affiliate expenses are approved by Producer, which approval shall not be unreasonably withheld) prior to or in connection with the sale of Fractionated Products, as incurred to determine a net price (FOB the Fractionation Plant or netted back to the Fractionation Plant, as applicable) for such sale.

iv. Notwithstanding the foregoing provisions of this Section 5, if any of the Fractionated Products delivered for the account of Producer at the Delivery Point are stored offsite from the Fractionation Plant, then the Net Sales Price shall be paid to Producer at such time as such Fractionated Products allocated to Producer are removed from offsite storage, based on the Net Sales Price in effect at that time. Any Fractionated Products withdrawn and sold out of storage in any calendar month will be in proportion to the inventory ownership at the beginning of such month.

B. Subject to Section 5.C. of this Agreement, at any time during the Term, Producer may elect to market one or more types of, or all types of, the Fractionated Products delivered hereunder for Producer’s account, by giving MarkWest at least six (6) months prior written notice of such election; provided that if MarkWest has, before it receives Producer’s notice, entered into any contractual arrangements for the sale of any of the Fractionated Products for a term that ends after the end of the six (6) month notice period (“Prior Sales Arrangement”), then Producer’s right to take such Fractionated Products in kind shall not begin until the end of such Prior Sales Arrangement with respect to the applicable Fractionated Product(s). [REDACTED]*. Unless otherwise agreed between the Parties in writing, any election by Producer to market one or more types of, or all of, the Fractionated Products shall be effective for at least one (1) year or such longer period of time set forth in Producer’s written notice. While any such election is in effect, Producer shall take delivery by rail or, subject to the terms of Section 5.B.iii., below, by pipeline, all of the Fractionated Products that are the subject of such election and delivered hereunder to or for Producer’s account. Producer shall take all such deliveries ratably seven (7) days a week. MarkWest shall not be required to provide any storage to Producer in connection with any Fractionated Products taken in kind. If any such election is made by Producer, Producer and MarkWest will work together in good faith to minimize imbalances.

i. During the period of any such election by Producer, (x) Producer shall pay the fees set forth in Section 5.D. of this Agreement for all of the Fractionated Products that are the subject of such election and delivered hereunder to or for Producer’s account, and (y) MarkWest shall no longer be obligated to market Producer’s Fractionated Products that Producer has elected to take in kind or to account to Producer for the Net Sales Prices therefor.

ii. Upon the election of Producer to take Fractionated Products in kind, Producer will make arrangements for the sale, transportation or other disposition of the Fractionated Products on a daily basis. For any day that Producer fails to make arrangements for the sale, transportation or other disposition of its Fractionated Products (“Non-Take Day”), then for a period of five (5) Business Days after the Non-Take Day and upon notice to Producer, MarkWest shall have the right to purchase the Fractionated Products from Producer that were not disposed of during the Non-Take Day. The purchase price for those Fractionated Products shall be the lowest Net Sales Price received for each respective Fractionated Product by MarkWest on the Non-Take Day; provided, if no sales were made by MarkWest on the Non-Take Day, then the purchase price will be the lowest Net Sales Price received for each respective Fractionated Product by MarkWest on the day prior to and the day after the Non-Take Day.

iii. If Producer desires to take Fractionated Products in kind pursuant to this Section 5.B. by an interstate pipeline other than the MarkWest TEPPCO Pipeline, the Parties will work together in good faith to mutually agree upon the terms under which such connection will be made and the facilities necessary for such connection (including facilities to permit deliveries to such pipeline) will be constructed, provided that the costs and expenses incurred to make such connections and to construct and install such facilities will be borne by Producer.

C. Commencing on the Ethane Service Commencement Date and for the remainder of the Term, Producer shall take in kind, and shall be responsible for marketing and disposing of, all ethane (other than ethane sold as propane) delivered to Producer or for Producer’s account at the Delivery Point(s), and MarkWest shall have no obligation to pay Producer the Net Sales Price therefor. Producer shall take all such ethane in kind (other than ethane sold as propane) by pipeline on a ratable basis seven (7) days per week, and MarkWest shall not be required to provide storage therefor.

D. Commencing on the Effective Date (or such later date as provided herein), the following fees and expenses shall be deducted by MarkWest from the amount payable to Producer for Fractionated Products, or shall otherwise be payable by Producer to MarkWest, for services provided by MarkWest in connection with the exchange of the Raw Make for Fractionated Products, whether or not the Fractionated Products are marketed by MarkWest or are taken in kind by Producer. Any amounts payable to Producer by MarkWest pursuant this Agreement that are based upon the volume or composition of Producer’s Raw Make shall be based on the measurement procedures set forth in this Agreement and the allocation procedures set forth in the Bluestone Processing Agreement.

i. Subject to the last sentence of this Section 5.D.i., MarkWest will charge a fractionation fee (“Fractionation Fee”) equal to [REDACTED]*.

ii. During any period in which capacity of the Bluestone Fractionation Plant is constrained for any reason [REDACTED]*.

iii. MarkWest will charge a loading and handling fee (“[REDACTED]* Loading Fee”) equal to [REDACTED]*.

iv. Commencing on the Ethane Service Commencement Date, MarkWest will charge an ethane fee (“Ethane Recovery Fee”) equal to [REDACTED]*.

v. [REDACTED]*.

vi. [REDACTED]*

vii. Notwithstanding any provision in this Agreement to the contrary, the Parties agree that there will be no duplication of any fees, costs, expenses or other charges set forth in this Agreement.

Section 6. Notices. Unless otherwise provided herein, any notice, request or demand that either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered when hand delivered, or when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or when sent by email, or, if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing, or, if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party; provided, if sent by email after the recipient’s normal business hours or if receipt of a facsimile transmission is confirmed after the recipient’s normal business hours, receipt shall be deemed to be the next Business Day. Such notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other Party:

If to Producer:

R.E. GAS DEVELOPMENT, LLC

366 Walker Drive

State College, PA 16801

Attention: Director, Marketing

Phone: 814.278.7777

Facsimile: 814.278.7286

Email: dspringinatic@rexenergycorp.com

With a copy to:

R.E. GAS DEVELOPMENT, LLC

366 Walker Drive

State College, PA 16801

Attention: Office of the General Counsel

Phone: 814.278.7113

Facsimile: 814.278.7286

Email: jmcdonough@rexenergycorp.com

If to MarkWest:

MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.

1515 Arapahoe Street

Tower 1, Suite 1600

Denver, CO 80202

Attn: Chief Operating Officer

Phone: (303) 925-9200

Facsimile: (303) 925-9305

Email: jmollenkopf@markwest.com

With a copy to:

MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.

1515 Arapahoe Street

Tower 1, Suite 1600

Denver, CO 80202

Attn: General Counsel

Phone: (303) 925-9200

Facsimile: (303) 925-9308

Email: cbromley@markwest.com

Section 7. Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one instrument.

Section 8. Guaranty.

A. Producer Guarantor unconditionally, absolutely, continually and irrevocably guarantees to MarkWest, as principal and not as surety, the punctual and complete payment in full when due of all amounts due from its subsidiary Producer under this Agreement (each, a “Producer Payment Obligation”). Producer Guarantor agrees that MarkWest shall be entitled to enforce directly against Producer Guarantor any Producer Payment Obligation applicable to it.

B Producer Guarantor hereby guarantees that any Producer Payment Obligation applicable to it will be paid strictly in accordance with the terms of the Agreement. The obligations of the Producer Guarantor under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of Producer Guarantor under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

i. any assignment or other transfer of the Agreement or any of the rights thereunder of MarkWest;

ii. any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;

iii. any acceptance by MarkWest of partial payment or performance from Producer;

iv. any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to MarkWest or Producer or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

v. any absence of any notice to, or knowledge of, Producer, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections 8.B.i. through 8.B.iv.; or

vi. any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

C. Producer Guarantor hereby waives promptness, diligence, presentments, protests, notice of dishonor or nonpayment, notice of protest, notice of acceptance and any and all other notices relating to any applicable Producer Payment Obligation and any requirement for MarkWest to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the applicable Producer, any other entity or any collateral.

D. Producer Guarantor’s obligations and liabilities under this Section 8 shall continue to be effective, and/or shall automatically and retroactively be reinstated if a release or discharge has occurred, as the case may be, if at any time any payment or part thereof to MarkWest with respect to any Producer Payment Obligation applicable to Producer Guarantor is rescinded or must otherwise be restored by MarkWest pursuant to any insolvency, bankruptcy, reorganization, receivership, or any other debt relief granted to the Producer or to any other party. In the event that MarkWest must rescind or restore any payment received by MarkWest in satisfaction of the Producer Payment Obligations, any prior release or discharge from the terms of this Section 8 given to the Producer Guarantor shall be without effect, and this Section 8 and the Producer Guarantor’s obligations and liabilities hereunder shall automatically be renewed or reinstated and shall remain in full force and effect to the same degree and extent as if such a release or discharge was never granted.

E. This Section 8 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Producer Payment Obligations (subject to Subsections A—D of this Section 8), (ii) be binding upon Producer Guarantor and each of its successors and assigns and (iii) inure to the benefit of and be enforceable by MarkWest and its successors, transferees and assigns. Notwithstanding the foregoing, the Producer Guarantor may not assign, transfer or convey, directly or indirectly, any of its obligations under this Section 8 without MarkWest’s prior written consent.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

R.E. GAS DEVELOPMENT, LLC		MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.

By:	/s/ Thomas C. Stabley	By:	/s/ Frank M. Semple
Name:	Thomas C. Stabley	Name:	Frank M. Semple
Title:	Chief Executive Officer	Title:	Chairman, President & CEO

Producer Guarantor:

REX ENERGY CORPORATION

By:	/s/ Thomas C. Stabley
Name:	Thomas C. Stabley
Title:	Chief Executive Officer

EXHIBIT A

GENERAL TERMS AND CONDITIONS

Attached to and made a part of that certain

Natural Gas Liquids Exchange and Marketing Agreement

between

R.E. GAS DEVELOPMENT, LLC

and

MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.

Dated: August 22, 2014

ARTICLE 1: DEFINITIONS

Accounting Period. Has the meaning set forth in the Bluestone Processing Agreement.

Affiliate. Has the meaning set forth in the Bluestone Processing Agreement.

API. American Petroleum Institute, and shall include any successor thereto.

Audit Period. As defined in Section 5.3 of these GTCs.

Bluestone Fractionation Plant. The portion of the Fractionation Plant now or hereafter constructed and installed at or near the Bluestone Processing Plant.

Bluestone Processing Plant. The “Processing Plant” as defined in the Bluestone Processing Agreement.

Business Day. Has the meaning set forth in the Bluestone Processing Agreement.

Delivery Point. The outlet flange of the Fractionation Plant. In the case of ethane recovered as a purity product in accordance with the terms of this Agreement, the Delivery Point shall be the point of interconnection between the Bluestone Ethane Pipeline and the Mariner West Pipeline and/or the outlet flange of the Houston Fractionation Plant, as specified in Producer’s Ethane Nominations.

Downstream Ethane Pipeline. Any one or more of the Mariner East Pipeline, the Mariner West Pipeline or the Enterprise ATEX Pipeline, or any other or future pipeline mutually agreed to by the Parties.

Enterprise ATEX Pipeline. The approximate 1,230-mile Appalachia to Texas ethane pipeline that is being constructed by Enterprise Products Partners L.P. to deliver ethane from the Marcellus/Utica Shale areas of Pennsylvania, West Virginia and Ohio to the U.S. Gulf Coast.

Ethane Service Commencement Date. [REDACTED]*.

FERC. As defined in Section 8.9 of these GTCs.

[REDACTED]*

[REDACTED]*

Force Majeure. Any cause or condition not within the commercially reasonable control of the Party claiming suspension (to the extent such cause or condition was not caused by such Party’s gross negligence or willful misconduct) and which, by the exercise of commercially reasonable diligence, such Party is unable to prevent or overcome, and, without limiting the generality of the foregoing, including acts of God; strikes, lockouts, or other industrial disturbances; acts of terrorism; acts of the public enemy, wars, blockades, or military action; earthquakes, fires, storms or storm warnings, crevasses, floods, or washouts; arrests and restraints of governments and people; civil disturbances; explosions affecting, third party damage to or accidents involving machinery or lines of pipe (including any compression or processing facilities); the necessity for testing or making repairs or alterations to machinery or lines of pipe; freezing of wells or lines of pipe; inability or delays in obtaining easements and/or rights-of-way; inabilities or delays in obtaining necessary materials or supplies due to existing or future rules, regulations, orders, laws, actions or proclamations of governmental authorities (both Federal and State) including both civil and military; inabilities or delays in obtaining requisite permits, authorizations and consents; and delays occasioned by governmental actions.

Fractionated Products. The finished liquid products fractionated from the Raw Make, including propane, isobutane, normal butane and natural gasoline. Prior to the Ethane Service Commencement Date, ethane that is recovered will be considered a Fractionated Product only to the extent that it is sold as propane, and any additional ethane that is recovered will not be considered to be a Fractionated Product. Commencing on and after the Ethane Service Commencement Date, ethane will be a Fractionated Product.

Fractionation Fuel. All Gas, Raw Make, power, vapors or other forms of energy utilized as fuel or power in the Fractionation Plant, and the incidental gains or losses incurred in MarkWest’s or its Affiliates’ facilities or due to variations in measurement equipment.

Fractionation Plant. MarkWest’s or its Affiliates’ Houston Fractionation Plant, any expansion thereof and any other fractionation facilities that MarkWest or its Affiliates have constructed or may construct in the future that are connected to, or operated in conjunction with, such fractionation facilities, including the Bluestone Fractionation Plant, and including any treating equipment, Raw Make and Fractionated Products separation and fractionation vessels, depropanizers, debutanizers, deethanizers, splitters, all Fractionated Products storage facilities, and associated condensing, heating, pumping, conveying, and other equipment and instrumentation; including all structures and pipelines associated with those facilities, including the MarkWest TEPPCO Pipeline and the Bluestone Ethane Pipeline; and, all Fractionated Products loading facilities, including railcar loading and truck loading facilities and including all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities; wherever those facilities, structures, easements, rights-of-way, and other property rights are located. If MarkWest has installed any facilities to separate propane or butane from the Raw Make as part of a processing plant, then such facilities shall be considered part of the Fractionation Plant.

Fuel Index Rate. The actual price during each Accounting Period by MarkWest or its Affiliates to an unaffiliated third party for Fractionation Fuel utilized at the Fractionation Plant, including all out of pocket costs, fees and expenses incurred by MarkWest or its Affiliates in connection with the purchase, transportation and delivery of Fractionation Fuel to the Fractionation Plant, plus a reasonable Fractionation Fuel delivery fee to MarkWest or its Affiliate in the event that Fractionation Fuel is transported to the Fractionation Plant from a processing plant by any pipeline constructed and installed by or on behalf of MarkWest or its Affiliates, such delivery fee taking into account the cost of pipeline construction and installation, the regulation of the pipeline as a utility (or otherwise) and all other applicable factors. [REDACTED]*

Gas. All hydrocarbon and non-hydrocarbon substances in a gaseous state.

GPA. Gas Processor’s Association.

Houston Fractionation Plant. The portion of the Fractionation Plant located near Houston, Pennsylvania.

Indemnifying Party and Indemnified Party. As defined in Section 7.2 of these GTCs.

Losses. Subject to Section 8.6 of the GTCs, any actual loss, cost, expense, liability, damage, demand, suit, sanction, claim, judgment, lien, fine or penalty asserted by a third party unaffiliated with the Parties incurring such, and which are incurred by the applicable Indemnified Parties on account of injuries (including death) to any person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of the matters for which the Indemnifying Party has indemnified the applicable Indemnified Parties.

Mariner East Pipeline. A pipeline project being developed by Sunoco Pipeline L.P. pursuant to which propane and ethane will be transported from the Houston Fractionation Plant to Marcus Hook, Pennsylvania.

Mariner West Pipeline. An ethane pipeline project being developed by Sunoco Pipeline L.P. and MarkWest pursuant to which ethane will be transported from the Houston Fractionation Plant to markets located in Sarnia, Ontario, Canada.

MarkWest TEPPCO Pipeline. Any pipelines that MarkWest or its Affiliates have constructed, or may construct in the future, to deliver Fractionated Products from the Fractionation Plant to the TEPPCO pipeline.

Measurement Point. For Raw Make attributable to Gas processed at the Bluestone Processing Plant, the point of measurement of Raw Make shall be as set forth in the Bluestone Processing Agreement. For all other Raw Make, the point of measurement shall be the meter at or near the first inlet flange of any Raw Make pipeline owned by MarkWest or its Affiliates or unloading facilities at the Fractionation Plant, as applicable.

[REDACTED]*

PPI. The Producer Price Index – [REDACTED]* as published by the Department of Labor or, if such index is no longer published or if the composition or calculation of such index is materially changed from its composition or calculation as of the date hereof, such other index as the Parties shall mutually agree in writing.

Producer’s Gas. Has the meaning set forth in the Bluestone Processing Agreement.

Raw Make. A combined stream of propane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus, any other liquid hydrocarbon product (except for a liquefied methane product) and any mixtures thereof, and any incidental methane or ethane (to the extent sold as propane) included therein, and after the Ethane Service Commencement Date, ethane (in addition to incidental ethane sold as propane), which in each case are separated, extracted, recovered or condensed, and saved, from Gas processed at the Bluestone Processing Plant or any third party processing plant, including the combined stream of Plant Products (as defined in the Bluestone Processing Agreement).

Receipt Point. With respect to the Raw Make from the Bluestone Processing Plant that is delivered to the Fractionation Plant by any Raw Make pipeline owned by MarkWest or its Affiliates, the inlet flange of such pipeline at or near the tailgate of the Bluestone Processing Plant. With respect to Raw Make from the Bluestone Processing Plant that is delivered to the Fractionation Plant by truck or rail, the outlet flange of the Raw Make loading facilities at the Bluestone Processing Plant. With respect to Raw Make from any third party processing plant whereby Raw Make is delivered to the Fractionation Plant by truck, the inlet flange of the Raw Make unloading facilities at the Fractionation Plant. With respect to any other processing plant or any third party processing plant, whereby the Raw Make is delivered to the Fractionation Plant by a pipeline, the first inlet flange of any Raw Make pipeline or Fractionation Plant owned by MarkWest or its Affiliates.

ARTICLE 2:

MARKWEST’S COMMITMENTS

2.1 Subject to the other provisions of this Agreement, including, without limitation, Section 2.4 below, MarkWest agrees to accept all of Producer’s Raw Make committed under Section 4 of this Agreement and delivered to the Receipt Point, exchange such Raw Make for Fractionated Products that shall be delivered for the account of Producer at the Delivery Point, and except as set forth above in Sections 5.B. and 5.C. of the body of this Agreement, market such Fractionated Products, in each case in accordance with this Agreement. The Fractionated Products delivered to Producer at the Delivery Point shall be based upon the composition and volume of the Raw Make delivered at the Receipt Point.

2.2 Fractionation Fuel shall be allocated on a pro rata basis based upon the gallons of Raw Make delivered (or deemed delivered) to the Fractionation Plant or any portion thereof.

2.3 MarkWest shall, at its sole cost, risk, and expense, operate and maintain, in a workmanlike manner and in accordance with industry standards, the Fractionation Plant and related facilities for loading Fractionated Products for shipment by highway, rail, and pipeline transportation from the vicinity of Fractionation Plant.

2.4 If capacity at the Fractionation Plant is curtailed or reduced, or is otherwise insufficient for the needs of all parties desiring to utilize the capacity at the Fractionation Plant, in each case due to Force Majeure or maintenance, then [REDACTED]*.

2.5 It is understood and agreed that either Party may, without liability to the other Party, interrupt the operations of its facilities for the purpose of making necessary alterations, maintenance or repairs thereto or to comply with applicable regulatory requirements. MarkWest shall schedule routine repair and maintenance so as to minimize disruption of service hereunder and, except in situations reasonably perceived by MarkWest to be emergencies, shall provide reasonable prior written notice to Producer of such scheduled routine repair and maintenance. In each case of such routine repair and scheduled maintenance, MarkWest shall coordinate with Producer in a commercially reasonable manner prior to giving the advance notice of any such service interruption.

ARTICLE 3: QUALITY

3.1 As long as the composition of Producer’s Gas delivered to the Bluestone Processing Plant complies with the specifications set forth in the Bluestone Processing Agreement and does not contain contaminants or compounds that would otherwise cause the fractionated Raw Make to not meet the specifications set forth in Exhibit B attached hereto, MarkWest agrees to receive and exchange the Producer’s Raw Make for Fractionated Products meeting the specifications set forth in Exhibit B attached hereto. The Parties acknowledge and agree that, if the quality standards of the pipelines receiving Producer’s Fractionated Products change, the Parties will consider whether such change is material to this Agreement and, if material, how to address the change going forward.

3.2 If the Producer’s Gas delivered to the Bluestone Processing Plant does not meet the specifications set forth in Section 3.1 of the GTCs, then:

A. MarkWest may take receipt of the non-conforming Producer’s Raw Make; provided that (i) receipt shall not be construed as a waiver or change of standards for future Raw Make deliveries by Producer, and (ii) Producer shall be responsible for the reasonable costs incurred by MarkWest to conform or treat such Raw Make; or

B. MarkWest may, at its sole discretion, (i) cease receiving the non-conforming Raw Make from Producer, and shall notify Producer that it will cease receiving the non-conforming Raw Make, or (ii) receive and conform such Raw Make, and any costs or expenses reasonably incurred by MarkWest to conform such Raw Make shall be reimbursed by Producer. If MarkWest ceases receiving non-conforming Raw Make from Producer pursuant to clause (i), Producer will, at Producer’s expense, conform the Raw Make to the quality specifications provided in this Agreement as soon as reasonably practicable. The Parties agree that it is not the intent of either Party to use Raw Make quality (or failure to comply with such quality specifications) as a means to avoid compliance with this Agreement, for economic reasons or otherwise.

If the Raw Make as delivered contains contaminants not in conformance with the specifications in this Article 3, then [REDACTED]*.

ARTICLE 4: MEASUREMENT EQUIPMENT AND PROCEDURES AND ANALYSES

4.1 Raw Make shall be measured at the Measurement Point. All measurement procedures shall conform to applicable API and GPA standards for measurement. The Raw Make and composition thereof shall be measured and determined at the Measurement Point in accordance with the practices and procedures set forth in the Bluestone Processing Agreement.

4.2 Measurement of all Fractionated Products and deliveries shall be converted to sixty degrees Fahrenheit (60oF) and shall conform to applicable API and GPA standards for truck, pipeline and rail car measurement:

A. Any quantities of Fractionated Products delivered into or distributed by truck will be determined by meter, slip tube, rotary gauging device or weighing, in accordance with all appropriate GPA and API standards and all revisions thereof.

B. Rail cars shall be measured using strapping tables and liquid spew gauges. Vapor correction calculations will be made as required by applicable industry standards.

4.3 Analyses shall be conducted as follows:

A. Except for analyses to be conducted at the Measurement Point in accordance with the Bluestone Processing Agreement, MarkWest shall, at its sole cost, risk, and expense, install, operate and maintain equipment to analyze the composition of the Raw Make and of the Fractionated Products in accordance with applicable GPA standards.

B. Samples shall be analyzed in accordance with applicable GPA standards. The analysis shall also include the determination of the molecular weight, density and heating value of the hexane and pentanes and heavier hydrocarbons, quarterly in accordance with industry recognized standards. Producer or MarkWest or their representatives may take samples for verification of composition and may be present during any of the other Party’s sampling operations.

ARTICLE 5: PAYMENTS

5.1 MarkWest shall provide Producer with a statement explaining fully how all amounts and fees due under the terms of this Agreement were determined not later than the last day of the Accounting Period following the Accounting Period for which the consideration is due. The statement provided hereunder shall be combined with the statement provided to Producer by MW Bluestone under the Bluestone Processing Agreement.

5.2 Any sums due MarkWest under this Agreement or due to MW Bluestone under the Bluestone Processing Agreement shall be deducted from the amount payable hereunder to Producer for Fractionated Products and, if applicable, from any amount payable to Producer by MW Bluestone under the Bluestone Processing Agreement, and the net amount remaining will be paid to the Producer no later than the last day of the Accounting Period following the Accounting Period for which payment is due. Producer hereby directs MarkWest to pay to MW Bluestone, on Producer’s behalf, all such amounts payable to MW Bluestone under the Bluestone Processing Agreement which are deducted from amounts payable to Producer hereunder pursuant to the foregoing sentence. During any Accounting Period, if the amount due to Producer hereunder and, if applicable, under the Bluestone Processing Agreement is less than the amount payable by Producer to MarkWest hereunder or to MW Bluestone under the Bluestone Processing Agreement, then Producer shall pay the net amount payable to MarkWest within thirty (30) days of receipt of the statement setting forth such amount. Notwithstanding anything herein to the contrary, if the amount owed by one Party to another is the subject of a good faith dispute, the Party with the payment obligation shall be obligated to pay only the undisputed portion of such amount pending the resolution of such dispute in accordance with this Agreement. Late payments of undisputed amounts shall accrue interest at a rate equal to two percent (2%) per annum, until paid.

5.3 Either Party, on thirty (30) days’ prior written notice, shall have the right at the requesting Party’s expense, at reasonable times during business hours, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, or payment made under or pursuant to this Agreement. The scope of any audit shall be limited to the twenty-four (24) month period immediately prior to the month in which notice is given (“Audit Period”). However, no audit may include any time period for which a prior audit hereunder was conducted, and no audit may occur more frequently than once each twelve (12) months. All statements, allocations, measurements, computations, charges, or payments made in any period prior to the Audit Period, or made for charges during the Audit Period but for which a written claim for adjustments is not made within ninety (90) days after the information that has been reasonably requested in connection with such audit has been provided or made available to the requesting party, shall be conclusively deemed true and correct and shall be final for all purposes. To the extent that the foregoing varies from any applicable statute of limitations, the Parties expressly waive all such other applicable statutes of limitations. The Parties acknowledge and agree that, in connection with any audit hereunder, MarkWest shall not be required to disclose to Producer the names of other MarkWest customers or the settlement terms for, or confidential information of, those customers.

ARTICLE 6: FORCE MAJEURE

6.1 In the event either Party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Agreement, other than the obligation to make any payments due hereunder, the obligations of that Party, so far as they are affected by Force Majeure, shall be suspended from the inception and during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with reasonable diligence. The Party affected by Force Majeure shall provide the other Party with written notice of the Force Majeure event, with reasonably full detail of the Force Majeure promptly after the affected Party learns of the occurrence of the Force Majeure event. The settlement of strikes, lockouts, and other labor difficulty shall be entirely within the discretion of the Party having the difficulty and nothing herein shall require the settlement of strikes, lockouts, or other labor difficulty. The Parties shall be under no obligation to make up performance suspended due to Force Majeure.

ARTICLE 7: LIABILITY, INDEMNIFICATION AND TITLE

7.1 As between the Parties, MarkWest and any of its designees shall be in custody, control and possession of the Raw Make hereunder after it is delivered at the Receipt Point, and shall be in custody, control and possession of the Fractionated Products or other products delivered at the Delivery Point for Producer’s account until they are sold or, if they are taken in kind at the Delivery Point by Producer pursuant to Sections 5.B. or 5.C. of the body of this Agreement, until they are delivered at the Delivery Point. As between the Parties, Producer shall be in custody, control and possession of the Fractionated Products or other products taken in kind by Producer after they are delivered at the Delivery Point for Producer’s account. As between the Parties, the Party in custody, possession and control of the Raw Make or Fractionated Products or other products delivered at the Delivery Point, as applicable, shall be liable therefor, except with respect to title matters, which are addressed in Sections 7.3 and 7.4.

7.2 Each Party (“Indemnifying Party”) hereby covenants and agrees with the other Party, and its Affiliates and each of their directors, officers and employees (“Indemnified Parties”), that except to the extent caused by the Indemnified Parties’ gross negligence or willful misconduct, the Indemnifying Party shall protect, defend, indemnify and hold harmless the Indemnified Parties from, against and in respect of any and all Losses incurred by the Indemnified Parties to the extent those Losses (i) arise from claims brought by any of the Indemnifying Party’s employees, its contractors or subcontractors, or their employees for Losses due to bodily injury, death, or damage to property or (ii) are not covered by clause (i) and arise from or are related to: (a) the Indemnifying Party’s facilities or operations under this Agreement; or (b) the Indemnifying Party’s possession and control of the Raw Make or Fractionated Products, as applicable.

7.3 Producer represents and warrants that it owns, or has the right to commit, and has the right to deliver and exchange, all of Producer’s Raw Make, and the components thereof, committed under this Agreement for the purposes of this Agreement, free and clear of all liens, encumbrances and adverse claims. If the title to Raw Make delivered by Producer hereunder is disputed or is involved in any legal action, MarkWest shall have the right to withhold payment (with interest at the Prime Rate per annum as published in The Wall Street Journal, under “Money Rates”) or cease receiving the Raw Make, to the extent of the interest disputed or involved in legal action, during the pendency of the action or until title is freed from the dispute or until Producer shall furnish or causes to be furnished indemnification to save MarkWest harmless from all claims arising out of the dispute or action, with surety acceptable to MarkWest. Producer hereby indemnifies MarkWest and its Indemnified Parties against and holds them harmless from any and all Losses arising out of or related to any breach of any representation and warranty made by Producer in this Section 7.3.

7.4 Title to all Producer’s Raw Make and the Fractionated Products derived therefrom, shall transfer, without lien or encumbrance, to MarkWest at the Receipt Point. Title to Fractionated Products or other products delivered at the Delivery Point for Producer’s account shall transfer, without lien or encumbrance, to Producer or its Affiliates at the Delivery Point.

7.5 OTHER THAN THOSE WARRANTIES EXPRESSLY SET FORTH IN THE TERMS OF THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, EXPRESS, IMPLIED, ORAL, WRITTEN OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED AND WAIVED BY THE PARTIES.

ARTICLE 8: MISCELLANEOUS

8.1 The failure of any Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

8.2 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Pennsylvania without regard to choice of law principles. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT

PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. Any litigation arising out of or in any way related to this Agreement shall be brought and maintained in the state and federal courts having jurisdiction in Pennsylvania.

8.3 This Agreement shall extend to and inure to the benefit of and be binding upon the Parties, and their respective successors and permitted assigns, including any assigns of Producer’s Interests (as defined in the Bluestone Processing Agreement) covered by this Agreement. This Agreement may only be assigned in connection with the assignment of, and subject to compliance with the terms and conditions relating to assignments set forth in, the Bluestone Processing Agreement, and any such assignment or conveyance in accordance with this Agreement and the Bluestone Processing Agreement shall not relieve the assignor of its duties hereunder prior to the effective date of an assignment. No transfer of, or succession to, the interest of any Party, either in whole or partially, shall affect or bind the other Party until the first day of the month following the month in which the other Party shall have received written notification thereof.

8.4 Any change, modification or alteration of this Agreement shall be in writing, signed by the Parties; and, no course of dealing between the Parties shall be construed to alter the terms of this Agreement.

8.5 This Agreement, including all exhibits and appendices, and the Bluestone Processing Agreement contain the entire agreement between the Parties with respect to the subject matter hereof, and there are no oral or other promises, agreements, warranties, obligations, assurances, or conditions precedent, affecting it.

8.6 NO BREACH OF THIS AGREEMENT OR CLAIM FOR LOSSES UNDER ANY INDEMNITY OBLIGATION CONTAINED IN THIS AGREEMENT SHALL CAUSE ANY PARTY TO BE LIABLE FOR, NOR SHALL LOSSES INCLUDE, ANY DAMAGES OTHER THAN ACTUAL AND DIRECT DAMAGES, AND EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO CLAIM ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES.

8.7 The Parties shall keep the terms of this Agreement confidential and not disclose the same to any other persons, firms or entities without the prior written consent of the other Party; provided, the foregoing shall not apply to disclosures compelled by law, court order or the rules of any stock exchange on which a Party’s securities are traded; or to disclosures to a Party’s affiliates or such Party’s or its affiliates’ employees, directors, members, managers, officers, partners, prospective partners or financing sources, financial advisors, consultants, attorneys, banks, or institutional investors provided those persons, firms or entities likewise agree to keep this Agreement confidential.

8.8 Any person that is designated as an Administrator (as defined under the Bluestone Processing Agreement) pursuant to the Bluestone Processing Agreement shall also serve in such capacity pursuant to this Agreement, on the same terms as are set forth in the Bluestone Processing Agreement.

8.9 This Agreement shall be subject to all applicable federal, state, and local laws, rules, regulations, and orders affecting either Producer or MarkWest and that pertain to the Raw Make or Fractionated Products or to the Fractionation Plant, the Bluestone Ethane Pipeline, or any other pipeline utilized by MarkWest in connection with the exchange of Producer’s Raw Make for Fractionated Products hereunder, or the operation of any of the foregoing. In the event any one or more of the provisions of this Agreement shall be found to be violation of any applicable order, rule, or regulation of any regulatory body having jurisdiction, or of any valid law of the United States or any state or other governmental entity having jurisdiction, such provision or provisions shall be deemed to be modified to the extent necessary to comply with such order, rule, regulation, or law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification. For the avoidance of doubt, in the event that the Bluestone Ethane Pipeline or any other pipeline utilized by MarkWest in connection with the exchange of Producer’s Raw Make for Fractionated Products pursuant to this Agreement becomes regulated by the Federal Energy Regulatory Commission (“FERC”) or other regulatory agency having jurisdiction such that MarkWest is required to establish a tariff for such pipeline, then Producer shall be responsible for payment of such tariff rate and fuel for usage of such pipeline, provided that the other fees and fuel payable by Producer hereunder and/or under the Bluestone Processing Agreement are adjusted such that the aggregate amount of those fees and fuel and the pipeline tariff rate and fuel does not exceed the aggregate amount of fees and fuel currently payable by Producer hereunder and under the Bluestone Processing Agreement.

8.10 Each Party agrees that, to the extent required by applicable law to be effective, the provisions in this Agreement in bold-type font are “conspicuous” for the purpose of any applicable law.

8.11 The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

8.12 The terms and provisions of this Agreement are for the sole benefit of MarkWest and Producer, and no third party is intended to benefit herefrom other than the Indemnified Parties.

EXHIBIT B

PRODUCTS QUALITY SPECIFICATIONS

PROPANE

[REDACTED]*

NORMAL BUTANE

[REDACTED]*

ISOBUTANE

[REDACTED]*

NATURAL GASOLINE

[REDACTED]*

ETHANE

[REDACTED]*

[REDACTED]*

B-1

EXHIBIT C

[REDACTED]*

(see attached)

[REDACTED]*

C-1